EXHIBIT 21.1

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

LIST OF SUBSIDIARIES

Name	Jurisdiction of Incorporation
1. MRC I LLC	Wisconsin
2. MREIC Financial, Inc.	Maryland
3. Route 9 Acquisition, Inc.	New Jersey